EXHIBIT 99.25
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AT THE TRUST
Robert G. Higgins                      Investor Relations
First Vice President, General Counsel  L.G. Schafran - Chairman and
630-218-7255                           Interim CEO/President
bhiggins@banyanreit.com                630-218-7250
                                       ir@banyanreit.com




FOR IMMEDIATE RELEASE
WEDNESDAY, OCTOBER 16, 2002



             BANYAN STRATEGIC REALTY TRUST CLOSES SALE OF
               NORTHLAKE TOWER FESTIVAL SHOPPING CENTER



OAK BROOK, ILLINOIS - OCTOBER 16, 2002 - BANYAN STRATEGIC REALTY TRUST (OTCBB: BSRTS) announced today the completion of the sale of its last remaining real estate asset - The Northlake Tower Festival Shopping Center in Atlanta, Georgia - to Northlake Festival, LLC for a gross purchase price of $20.4 million. Northlake Tower Festival Shopping Center is a 322,000 square foot power center on 38 acres located in suburban Atlanta. It is currently ninety-seven percent (97%) leased to forty-nine tenants including: Toys R-Us, Office Max, PetSmart, Haverty's, AMC Theaters and Bally Total Fitness.

Upon closing, Banyan credited to the purchaser the outstanding balance on the first mortgage loan ($16.73 million), which the purchaser has assumed. Banyan also paid $0.43 million in real estate commissions, closing costs, prorations and transaction expenses, resulting in net proceeds of $3.24 million ($0.21 per share).

L.G. Schafran, Interim President, Chairman and CEO of Banyan, commenting upon the Northlake transaction, said: "We are pleased to announce the closing of our final real estate asset, completing within a span of less than twenty-two months the disposition portion of our Plan of Termination and Liquidation, adopted in January of 2001. We can now direct all of our attention to a resolution of the Levine litigation, which we hope to accomplish not later than the end of the second quarter of 2003. Further, assuming we are successful in obtaining the no-action relief we have sought from the Securities and Exchange Commission, we are poised and ready to dissolve the Trust on December 31, 2002, and unless the Levine litigation is resolved by that time, to transfer all remaining liabilities and assets into a liquidating trust on that date. If the Levine litigation has been resolved by December 31, 2002, we expect to complete our dissolution and make a final distribution of all cash, without the necessity of a liquidating trust."

Banyan emphasized that once it transfers all of its assets and liabilities into a liquidating trust, which is expected to occur on December 31, 2002, there will be no further trading in Banyan's shares of beneficial interest.

In order to fund the litigation and other operations of the liquidating trust and to maintain adequate reserves, Banyan indicated that there would be no distribution to shareholders of any portion of the net proceeds of the Northlake disposition. Instead, all funds remaining on hand at the completion of the litigation and conclusion of the liquidating trust will be distributed to shareholders at that time.



                                -more-

BANYAN STRATEGIC REALTY TRUST
ADD 1




Banyan Strategic Realty Trust is an equity Real Estate Investment Trust
(REIT) that adopted a Plan of Termination and Liquidation on January 5, 2001. On May 17, 2001, the Trust sold approximately 85% of its portfolio in a single transaction. Other properties were sold on April 1, 2002,
May 1, 2002 and October 15, 2002.  Banyan intends to dissolve on
December 31, 2002 and, on that date, to transfer all of its remaining assets and liabilities into a liquidating trust. There will be no further trading of Banyan's shares of beneficial interest after the formation of and transfer to the liquidating trust. Since adopting the Plan of Termination and Liquidation, Banyan has made liquidating distributions
totaling $5.45 per share.   As of this date, the Trust has 15,496,806
shares of beneficial interest outstanding.



Except for the historical information contained herein, certain matters discussed in this release are forward-looking statements, the achievement of which involve risks and uncertainties such as the amount of the remaining liquidating distributions, the outcome of pending litigation and other risks and uncertainties that are detailed from time to time in the Trust's reports filed with the Securities and Exchange Commission, including the report on Form 10-K for the year ended December 31, 2001 which was filed with the Securities and Exchange Commission on March 21, 2002. Please see also the "Management's Discussion and Analysis of Financial Condition and Results of Operations" section which was included in our Form 10-Q for the quarter ended June 30, 2002 which was filed with the Securities and Exchange Commission on August 9, 2002. Without limitation, the foregoing words such as "anticipates", "expects", "intends", "plans", and similar expressions are intended to identify forward-looking statements.






          SEE BANYAN'S WEBSITE AT http://www.banyanreit.com.


























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